Exhibit 99.1

Optimer Pharmaceuticals Reports Fourth Quarter and Full Year 2010 Financial Results

SAN DIEGO — March 10, 2011 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced 2010 fourth quarter and full year financial results and accomplishments.

Optimer reported a net loss for the three months ended December 31, 2010 of $11.9 million, or $0.31 per common share, as compared to a net loss of $9.4 million, or $0.28 per common share, for the same period in 2009.  Optimer reported a net loss for the year ended December 31, 2010 of $47.3 million, or $1.25 per common share, as compared to a net loss of $42.1 million, or $1.30 per common share, for 2009. The increase of $5.2 million was due primarily to a $3.6 million increase in stock compensation expense, an increase in market research and pre-commercial launch efforts related to our fidaxomicin program, and increases in consulting, recruitment and compensation expenses. The increases were offset by a decrease in development and manufacturing set-up expenses reimbursable to Biocon, Inc. incurred in the prior year in connection with commercial manufacturing scale-up.   The 2010 results include a $5 million milestone payment to Par for the successful completion of the second fidaxomicin Phase 3 trial and a $1.5 million regulatory filing fee for fidaxomicin.

As of December 31, 2010, Optimer held cash, cash equivalents and short-term investments of $49.4 million.  In February 2011, Optimer raised an additional $73.1 million of net proceeds in a public offering of common stock. In March 2011, Optimer also received a $69.2 million upfront cash payment from Astellas Pharma under the terms of the collaboration agreement announced in February 2011.

“In 2010, we completed our second fidaxomicin Phase 3 clinical trial, submitted marketing applications for fidaxomicin in the EU and the U.S., and presented additional data showing that CDI patients treated with fidaxomicin experienced 47% fewer recurrences than patients treated with vancomycin,” said Pedro Lichtinger, Optimer’s President and CEO.  “With the progress we made in 2010, we believe fidaxomicin, if approved, is positioned to become a first line treatment for CDI for patients at risk of recurrence.  We expect 2011 to be a year of commercial execution marked by the potential launch of fidaxomicin.”

“The rapid progress we’ve made so far in 2011 is a testament to the strength of the fidaxomicin program,” added Lichtinger.  “In 2011 we have signed a partnership agreement with Astellas to commercialize fidaxomicin in Europe and certain other countries in the Middle East, Africa and CIS, added key commercialization capabilities to our management team and published Phase 3 data in The New England Journal of Medicine.”

The Company expects to provide 2011 financial guidance after obtaining further clarity on the outcome of the Advisory Committee Meeting and achieving an FDA registration.

Optimer 2010 and Recent Highlights

•                  Announced collaboration with Astellas Pharma Europe Ltd. to develop and commercialize fidaxomicin for the treatment of Clostridium difficile infection (CDI), in Europe and certain other countries in the Middle East, Africa, and the Commonwealth of Independent States.  Optimer received a $69.2 million upfront cash payment and is eligible to receive milestone payments of up to approximately 115.0 million Euros and tiered double-digit royalty payments on net sales of fidaxomicin in the territory.

•                  Raised $73.1 million in net proceeds in a public offering of common stock in February 2011.  Also raised $51.2 million in net proceeds in a public offering of common stock in March 2010.

•                  Fidaxomicin North American Phase 3 trial results were published in The New England Journal of Medicine in an article titled, “Fidaxomicin versus Vancomycin for Clostridium difficile infection,” in the February 3, 2011 issue.

•                  New Drug Application for fidaxomicin for the treatment of CDI was accepted by the U.S. Food and Drug Administration (FDA) for filing and received a six-month priority review. The FDA plans to discuss the NDA at a meeting of its Anti-Infective Drugs Advisory Committee currently scheduled for April 5, 2011 and also assigned a Prescription Drug User Fee Act goal date of May 30, 2011.

•                  Patent which covers additional dosage forms of fidaxomicin was issued by the U.S. Patent and Trademark Office.

•                  Strengthened the management team in preparation for the potential commercial launch of fidaxomicin with the appointments of Gregory E. Papaz, as Senior Vice President of U.S. Commercial Operations, Kurt M. Hartman, as General Counsel and Senior Vice President of Access, Linda Amper, Ph.D., as Senior Vice President of Human Resources, Hemal Shah as Senior Vice President of Health, Economics & Outcomes Research (HEOR), John Womelsdorf, Ph.D., as Vice President of Business Development and most recently, Glenn S. Tillotson, Ph.D., as Senior Vice President of Medical Affairs.

•                  Announced appointment of former Chief Executive Officer and Chairman of the Board of Directors of Pfizer, Hank McKinnell, Ph.D. to Optimer’s Board of Directors.

•                  Optimer’s Marketing Authorization Application (MAA) for fidaxomicin for the treatment of CDI was accepted for review by the European Medicines Agency (EMA).

•                  A publication in the peer-reviewed journal, Microbiology, a journal of the Society for General Microbiology, highlighted fidaxomicin’s narrow spectrum of activity and minimal disruption of microflora in patients with CDI compared to vancomycin.

•                  Combined data from Optimer’s two fidaxomicin Phase 3 trials in patients with CDI was presented at the 48th Annual Meeting of the Infectious Diseases Society of America (IDSA) in October 2010. Clinical investigator Derrick Crook, M.D., presented data showing that CDI patients treated with fidaxomicin experienced 47% fewer recurrences than patients treated with vancomycin.

•                  Five abstracts from Optimer’s fidaxomicin Phase 3 studies in patients with CDI were presented at the 50th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September 2010. Data from these abstracts highlighted that fidaxomicin was shown to be superior to vancomycin in treating CDI recurrences and reducing the chance of another relapse. Other conference presentations highlighted data showing that for patients taking concomitant antibiotics, fidaxomicin was a superior therapy to vancomycin in preventing recurrence and promoting global cure.

•                  Entered into a long-term supply agreement with Biocon Limited for the commercial manufacture of the active pharmaceutical ingredient in fidaxomicin.

•                  Pedro Lichtinger succeeded Michael N. Chang, Ph.D. as Optimer’s President and Chief Executive Officer and also was appointed to the Board of Directors.  Dr. Chang was appointed Chairman of Optimer’s Board of Directors.

•                  Top-line data from Optimer’s second Phase 3 study of fidaxomicin was presented for the first time by clinical investigator, Derrick Crook, M.D., at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) meeting in April 2010. Dr. Crook also presented additional data on the strain type subgroups BI/NAP1/027 and non-BI/NAP1/027 which showed fidaxomicin had a clinically meaningful reduction in recurrence rates and higher global cure rates compared to vancomycin in both these subgroups.

•                  Announced positive results from the second Phase 3 trial of fidaxomicin in CDI confirming the results of our first Phase 3 trial. 91.7% of patients treated with fidaxomicin (per protocol population) achieved clinical cure vs. 90.6% for Vancocin®.  Importantly, fidaxomicin also showed significantly lower recurrence rates (p=0.002) and higher global cure rates (p<0.001) compared to Vancocin.

Scheduled Conference Call

The Company will host both a conference call and webcast to discuss the fourth quarter and full year 2010 financial results and to provide a corporate update today, Thursday, March 10, 2011 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and (678) 825-8232 for international callers.  Please specify to the operator that you would like to join the “Optimer Earnings Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing hospital specialty products to treat serious infections and address unmet medical needs. Optimer has two anti-infective product candidates in development, fidaxomicin and Pruvel™ (prulifloxacin). Fidaxomicin is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection (CDI). The FDA granted the Company’s request for six-month Priority Review of fidaxomicin, and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 30, 2011. The Company also filed a MAA with the European Medicines Agency (EMA) for fidaxomicin. Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea. Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development and potential approval and commercialization of fidaxomicin, expectations of Optimer’s capital requirements to fund future operations, the timing of any review of regulatory submissions, the timing of any financial guidance for 2011, and the potential commercialization of fidaxomicin or payment of milestones or royalties by Astellas. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, uncertainty regarding regulatory requirements for approval and the timing of regulatory approvals, whether the FDA or other regulatory authorities will meet their goals for reviewing Optimer’s regulatory submissions, Optimer’s ability to recognize anticipated benefits from its collaboration with Astellas, the costs and timing of commercializing fidaxomicin in the U.S., if approved, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & SVP Finance

858-909-0736

Canale Communications

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Research grants	$156,352	$208,652	$980,362	$792,644
Collaborative research agreements	—	—	500,000	100,000
Total revenues	156,352	208,652	1,480,362	892,644
Operating expenses:
Research and development	6,940,564	7,573,251	32,797,672	34,416,983
Marketing	1,995,716	194,833	5,051,006	1,049,760
General and administrative	3,710,739	2,074,192	12,499,877	8,024,138
Total operating expenses	12,647,019	9,842,276	50,348,555	43,490,881
Loss from operations	(12,490,667)	(9,633,624)	(48,868,193)	(42,598,237)
Interest income and other, net	227,899	55,025	329,290	363,998
Consolidated net loss	$(12,262,768)	$(9,578,599)	$(48,538,903)	$(42,234,239)
Net loss attributable to noncontrolling interest	316,766	141,682	1,199,161	141,682
Net loss attributable to Optimer Pharmaceuticals, Inc. common stockholders	$(11,946,002)	$(9,436,917)	$(47,339,742)	$(42,092,557)

Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.28)	$(1.25)	$(1.30)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	39,140,214	33,117,095	37,830,452	32,468,702

Optimer Pharmaceuticals, Inc.

Consolidated Balance Sheets

	Year Ended December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$19,861,924	$17,054,328
Short-term investments	29,553,506	21,131,145
Prepaid expenses and other current assets	516,859	416,859
Total current assets	49,932,289	38,602,332
Property and equipment, net	697,683	672,896
Long-term investments	882,000	882,000
Other assets	508,190	498,762
Total assets	$52,020,162	$40,655,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,307,820	$2,625,240
Accrued expenses	2,385,046	5,025,669
Total current liabilities	$4,692,866	$7,650,909
Deferred rent	141,138	253,474
Commitments and contingencies	—	—
Stockholders’ equity	47,186,158	32,751,607
Total liabilities and stockholders’ equity	$52,020,162	$40,655,990